                                                                      Exhibit 12



                             GTE SOUTH INCORPORATED

                STATEMENTS OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)



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
                                                                  Nine Months                  Year
                                                                Ended September           Ended December
                                                                   30, 1995                  31, 1994
                                                                ---------------           --------------
Net earnings available for fixed charges:
  Net income                                                        $160,889                  $129,187
  Add - Income tax expense                                            99,419                    77,308
      - Fixed charges                                                 49,114                    67,606
                                                                    --------                  --------

Adjusted earnings:                                                  $309,422                  $274,101

Fixed charges:
  Interest expense                                                   $44,794                   $60,038
  Portion of rent expense
    representing interest                                              4,320                     7,568
                                                                    --------                  --------

Adjusted fixed charges:                                              $49,114                   $67,606
                                                                    --------                  --------

RATIO OF EARNINGS TO FIXED
 CHARGES:                                                               6.30                      4.05
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